Exhibit 10.59

CONSULTING AGREEMENT

            This Consulting Agreement (the “Agreement”) is made effective this 19th day of March, 2004, (the “Effective Date”) by and between HOST AMERICA CORPORATION, a Colorado corporation, with an address of Two Broadway, Hamden, Connecticut 06518-2697 (the “Buyer”), and ALLAN E. SCHRUM (the “Consultant”).

RECITALS

            The Consultant is the Vice President of ADVANCED REFRIGERATION CONTROLS, INC., a California corporation (“ARC”), with an address of 9309 Narnia Drive, Riverside, California, 92503-5609; and

            The Buyer has acquired certain Assets of ARC, pursuant to that Asset Purchase Agreement (the “Asset Purchase Agreement”) dated March 19th, 2004, by and between the Buyer and ARC; and

            It is the desire of the Buyer to engage the Consultant to perform for the Buyer consulting services, regarding general functions (the “Consulting Services”) for the business of maximizing the Assets sold to Buyer under the Asset Purchase Agreement (the “Business”), and to ensure that the Consultant does not engage in business activities that would place it in direct competition with the Business of the Buyer; and

            It is the desire of the Consultant to perform the Consulting Services for the Buyer as to customer relations, administration and other matters that require information about the Business, and to refrain from competing with Buyer as provided herein; and

            In consideration of the mutual promises contained in this Agreement, the parties agree as follows:

AGREEMENT

            1.         Term.   The respective consulting duties and obligations of the parties to this Agreement shall be for a period of two (2) years, commencing on the Effective Date hereof.  The respective non-competition duties and obligations of the parties to this Agreement shall be for a period of five (5) years, commencing on the Effective Date hereof.

            2.         Consultations.  The Consultant shall make himself available to consult with the directors, officers, or representatives of the Buyer, at reasonable times, concerning customer relations, technical requirements and methods, and matters pertaining to historical information about the Business, the relationship of the Business with its customers, and, in general, concerning any problems of importance concerning the technical affairs of the Business; however, nothing in this agreement shall be construed to obligate the Consultant to undertake any new design work unrelated to the Business on Buyer’s behalf.

            3.         Status of Consultant.  Nothing contained in this Agreement will be construed to create a joint venture or partnership between Buyer and Consultant.  Neither party is by virtue of this Agreement authorized as an agent, employee, or legal representative of the other.  Except as specifically set forth herein, neither party shall have power to control the activities and operations of the other and their status is, and at all times will continue to be, that of independent contractors. Neither party shall have any power or authority to bind or commit the other. Consultant will not be considered an employee of Buyer for any purpose.  Consultant is not entitled to unemployment insurance benefits, insurance compensation benefits, or worker’s compensation benefits unless coverage is provided by Consultant or some entity other than Buyer.  Consultant is obligated to pay federal and state income tax and self-employment tax on any monies paid pursuant to this Agreement.

            4.         Limited Liability.  The Buyer shall hold the Consultant free and harmless from any obligations, costs, claims, judgments, attorney’s fees, or attachments arising from or growing out of the Business.

            5.         Amount of Service.  Subject to the restrictions set forth in Section 7 below, the Consultant, his agents and employees, may represent, perform services for, and be employed by such additional employers, persons, or companies as the Consultant, in his sole discretion, sees fit.

            6.         Compensation.  Consultant will be paid a consulting fee on terms to be negotiated and mutually agreed upon prior to the commencement of each separate consulting project.  This compensation also constitutes consideration for the Asset Purchase Agreement.

            7.         Restriction on Competition.

     (a)     For a period of five (5) years from the effective date of this Agreement, the Consultant shall not be engaged, employed, or invested in, directly or indirectly, or enter into or carry on as an owner, employee, officer, director, member, agent, partner, or investor, in any business enterprise that is of a type or character substantially similar to the Business of the Buyer, utilizes the Assets sold to Buyer, or which directly competes with the Buyer.  For the purposes of this agreement, the type and character of the Buyer’s Business shall include providing (i) consulting, (ii) marketing, or (iii) management services, to or for the benefit of individuals or organizations (each a “Person”) in connection with the Assets sold to Buyer; or (2) providing support or services to or for Persons in connection with the Assets sold to Buyer.  This Section 7.a. shall not be construed to unreasonably limit Consultant’s ongoing activities as Vice President of ARC.

     (b)      For a period of five (5) years from the effective date of this Agreement, the Consultant agrees that he shall not solicit or offer employment to any: (i) member of the Buyer who is bound by an agreement of non-competition with the Buyer; (ii) director; (iii) officer; (iv) employee; (v) agent; or (vi) representative of the Buyer on behalf of any business enterprise of a character similar to the Business of the Buyer or which directly competes with the Business of the Buyer.

     (c)     The Consultant shall not at any time, directly or indirectly, urge any customer or potential customer of the Buyer to discontinue, in whole or in part, business, or not to engage in business, with the Buyer.

(d) The terms of this Section 7 shall survive the termination of this Agreement if this Agreement terminates within one (1) year of its effective date.

     (e)     The provisions of this Section 7 notwithstanding, in the event that the Consultant (or a business affiliated with the Consultant) inadvertently performs services for the Buyer’s customers without intent to violate the terms and conditions hereof and the Consultant upon demand by the Buyer promptly discontinues performing services for customer(s), the Consultant shall not be deemed to be in violation of this Section 7.

     (f)     The Consultant agrees and acknowledges that his breach of this Agreement will cause irreparable damage to the Buyer which damage will be difficult to determine and, in addition to any remedies the Buyer may have at law for damages, the Buyer shall be entitled to injunctive relief.

            8.         Notices.  Any notice or other communication required or permitted hereunder will be in writing and signed by the party so giving notice, and shall be effective when personally delivered, one business day after transmission if sent by overnight courier or by facsimile and appropriate confirmation is received, or five days after being deposited in the United States mail, as certified or registered mail, return receipt requested, first class postage and fees prepaid, addressed as follows:

To Buyer at: Host America Corporation Two Broadway Hamden, Connecticut 06518 Attention: Geoffrey Ramsey, CEO & President Facsimile No.: (203) 230-8667

with a copy to: Berenbaum, Weinshienk & Eason, P.C. 370 17th Street, Suite 4800 Denver, Colorado 80202 Attention: John B. Wills, Esq. Facsimile No.: (303) 629-7610

To the Seller at: Advanced Refrigeration Control, Inc. 9309 Narnia Drive Riverside, California 92503-5609 Attention: Allan and Clare Schrum Facsimile No.: (909) 689-7287

or to such other address or facsimile number as any of the persons designated above may have specified in a notice or communication duly given to the other designated person as provided herein.

            9.         Assignability.   This Agreement shall be binding upon and inure to the benefit of Buyer and its assigns and successors.  This Agreement shall not be assignable by Consultant.

            10.       Entire Agreement.   This Agreement contains the entire agreement between Consultant and Buyer with respect to the subject matter hereof.

            11.       Waivers, Amendments and Further Agreements.   Neither this Agreement nor any term or condition hereof may be waived, modified or amended in whole or in part as against Buyer or Consultant except by written instrument executed by each of the parties expressly stating that it is intended to operate as a waiver, modification or amendment of this Agreement or the applicable term or condition hereof.  Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as the other party may reasonably require in order to effectuate the terms and purposes of this Agreement.

            12.       Counterparts.   This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

            13.       Governing Law.   This Agreement shall be construed and interpreted according to Colorado law. The laws of other states shall be disregarded notwithstanding any conflict of law or choice of law rules or principles that might be operative in the absence of this Agreement to apply Colorado law.

            14.       Arbitration.   All disputes arising out of or related to this Agreement will be settled by binding arbitration, to be conducted in accordance with the provisions of this Section, including any claim that this Agreement, or any part of it, is invalid, illegal, voidable, or void.  Any Party may compel arbitration by notice to the other Parties.  The arbitration proceedings shall be conducted by one arbitrator in Denver, Colorado, in accordance with the Commercial Arbitration Rules of the American Arbitration Association as then in effect.  The arbitrator’s decision will be final and binding on the Parties and may be enforced in any court having jurisdiction.  The Parties to the arbitration shall bear equally all expenses of arbitration; provided, however, that each Party shall be responsible for its own attorney’s fees, expert witness fees and photocopying charges.

            IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed this Agreement as of the date first above written.

BUYER

Buyer:

HOST AMERICA CORPORATION
a Colorado corporation

By: /s/ Geoffrey Ramsey
Geoffrey Ramsey Its: CEO

CONSULTANT

ALLAN E. SCHRUM

By: /s/ Allan E. Schrum
Allan E. Schrum

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